Exhibit 8.3

Alpha Beta Netherlands Holding N.V. Attn. Messrs: Stéphane Biehler & Marcus P. Thompson Beursplein 5 1012 JW AMSTERDAM THE NETHERLANDS	Stibbe N.V. Advocaten en notarissen Strawinskylaan 2001 P.O. Box 75640 1070 AP Amsterdam The Netherlands T +31 20 546 0 606 F +31 20 546 0 123

Subject to review of underlying documents and subject to internal review	www.stibbe.com Date [•] 2011

Alpha Beta Netherlands Holding N.V. – Registration Statement on Form F-4

Dear Sirs,

(1)

We have acted as legal counsel with respect to matters of Netherlands law to Alpha Beta Netherlands Holding N.V. (“Holdco”) in connection with the preparation and filing by Holdco with the United States Securities and Exchange Commission (the “SEC”), of a registration statement on Form F-4, (the “Registration Statement”), including the proxy statement/prospectus of NYSE Euronext, a Delaware corporation (“NYSE Euronext”), forming a part thereof, relating to the proposed merger (the “Merger”) of Pomme Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Holdco with and into NYSE Euronext, and certain related matters (the “Proxy Statement/Prospectus”). In connection therewith, we have been requested to provide an opinion regarding the disclosure of the material Dutch tax consequences relating to the ownership and disposition of Holdco shares received in the Merger.

(2)

For the purpose of this opinion, we have examined and exclusively relied upon a copy of the Proxy Statement/Prospectus received by electronic means. We have not investigated or verified any factual matter disclosed to us in the course of our review.

(3)

We have not investigated the laws of any jurisdiction other than the Netherlands. This opinion is limited to matters of the tax laws of the Netherlands as they presently stand and as they are interpreted in case law of the courts of the Netherlands and in administrative guidance of the relevant authorities of the Netherlands, in each case published in printed form as at the date of this opinion. We do not express any opinion with respect to any public international law or the rules of or promulgated under any treaty or by any treaty organisation, other than any EC law provisions having direct effect.

(4)

Based upon and subject to the foregoing and to the further qualifications, limitations and exceptions set forth herein, and subject to any factual matters not disclosed to us and inconsistent with the information revealed by the documents reviewed by us in the course of our examination referred to above, we are as at the date hereof of the opinion that the statements in the Proxy Statement/Prospectus under the heading “MATERIAL TAX CONSIDERATIONS—Material Dutch Tax Considerations Relating to the Ownership and

The practice is conducted by Stibbe N.V. (registered with the Trade Register of the Chamber of Commerce under number 34198700). The general conditions of Stibbe N.V. are applicable and include a clause on limitation of liability. The general conditions have been deposited with the Amsterdam District Court and are available on request and free of charge. They can also be found at www.stibbe.com.

Disposition of Holdco Shares Received in the Merger”, to the extent that such statements purport to provide a summarised description of the material Dutch tax consequences of the ownership and disposition of Holdco shares received in the Merger and do not relate to factual statements, are true and accurate in all material respects for the persons mentioned therein, subject to the assumptions, limitations and qualifications as stated in the Proxy Statement/Prospectus.

(5)

In this opinion, Netherlands legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Netherlands law and will be brought exclusively before a court of the Netherlands.

(6)

We assume no obligation to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge occurring after the date hereof which may affect this opinion in any respect. This opinion is addressed to you and given for the sole purpose of the registration of the Shares with the United States Securities and Exchange Commission. We consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours faithfully,

Stibbe N.V.

Michael Molenaars	[co-signatory]

(2)